DELAWARE GROUP LIMITED-TERM GOVERNMENT FUNDS

Registration No. 811-03363
FORM N-SAR
Annual Period Ended December 31, 2015

SUB-ITEM 77B: Accountant?s report on internal control

Accountant's report on internal control, attached as Exhibit.

SUB-ITEM 77D: Policies with respect to security investments

On November 19, 2015, the Board of Trustees of Delaware Group Limited-Term Government Funds (the ?Registrant?) approved the use of short sales for Delaware Limited-Term Diversified Income Fund. These changes became effective January 26, 2016. This information is herein incorporated by reference to the supplement dated November 25, 2015 to the Registrant?s prospectus dated April 30, 2015, as filed with the Securities and Exchange Commission (SEC Accession No. 0001137439-15-000224).
WS: MFG_Philadelphia: 898201: v1

WS: MFG_Philadelphia: 868407: v1